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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We hereby consent to the use in the Prospectus constituting part of this Amendment No. 3 to Registration Statement on Form S-1 of our report dated June 21, 1996, relating to the financial statements of Cross-Continent Auto Retailers, Inc., which appears in such Prospectus. We also hereby consent to the use in the Prospectus constituting part of this Amendment No. 3 to Registration Statement on Form S-1 of our report dated June 4, 1996, relating to the financial statements of Jim Glover Dodge, Inc. and our report dated July 3, 1996, relating to the financial statements of Lynn Hickey Dodge, Inc., which appear in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP


Forth Worth, Texas
August 30, 1996